Mail Stop 4561

      November 7, 2005

Henry P. Hoffman
President, Chief Executive Officer and
Chairman of the Board
Siricomm, Inc.
2900 Davis Boulevard, Suite 130
Joplin, Missouri  64804


	Re:	Siricomm Inc.
   Form 10-KSB/A for the Fiscal Year Ended
   September 30, 2004
		Filed January 13, 2005
   Forms 10-QSB for the fiscal quarters ended December 31, 2004, March 31, 2005 and June 30, 2005


Dear Mr. Hoffman:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Kathleen Collins
							Accounting Branch Chief